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                                                                 EXHIBIT 10(J)
                              KMART CORPORATION

                     EXECUTIVE DEFERRED COMPENSATION PLAN


Section 1. Eligibility for Voluntary Deferrals

        Executives of Kmart Corporation and its subsidiaries (the "Company"), including corporate officers, group and divisional vice presidents, subsidiary officers and such other key executives as may be designated (the "Executives") by the Compensation and Incentives Committee (the "Committee") of the Board of Directors of Kmart Corporation (the "Board") in its sole discretion shall be eligible to make voluntary deferrals under the Kmart Corporation Executive Deferred Compensation Plan (the "Plan").

Section 2. Participation

        (a) Voluntary Deferral Elections. Within 30 days after an Executive first becomes eligible to make voluntary deferrals under the Plan, and, thereafter, prior to the beginning of any calendar year, each Executive who has been designated by the Committee as eligible to make voluntary deferrals may elect to participate in the Plan by directing that all or any part of the cash compensation otherwise currently payable to such Executive for employment during such calendar year and subsequent calendar years shall be credited to a deferred compensation account (a "deferral account") subject to the terms of the Plan. Such an election shall be in the form of a document executed by the Executive and filed with the senior officer of the Company responsible for executive compensation. An election related to cash compensation otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year (or, with respect to the calendar year in which an Executive first becomes eligible to make voluntary deferrals, on the 30th day after such initial eligibility). An election shall continue until an Executive ceases to be employed by the Company or until he or she terminates or modifies such election by written notice filed with the senior officer of the Company responsible for executive compensation. Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to cash compensation otherwise payable in
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subsequent calendar years. An Executive who has filed such a termination of election may thereafter again file, prior to the beginning of any calendar year, an election to make voluntary deferrals under the Plan with respect to cash compensation otherwise payable in such calendar year and subsequent calendar years.

     (b) Mandatory Deferrals. If the Committee in its sole discretion determines that, with respect to any fiscal year of the Company, an Executive is likely to be a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), the Committee shall require the Executive to participate in the Plan during such fiscal year (or the balance thereof remaining after the Committee's determination). For any such fiscal year (or remaining balance thereof), if the aggregate "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) payable to the Executive by the Company would otherwise exceed $1,000,000 or such other amount as may be specified under Section 162(m) from time to time (as determined by the Committee), the Committee shall impose a mandatory deferral of all cash compensation otherwise payable to such Executive by the Company to the extent that such compensation would constitute part of such excess.

Section 3.  Deferral Accounts

     All deferred amounts shall be held in the general funds of the Company and shall be credited to the Executive's deferral account and shall bear interest from the date such compensation would otherwise be payable. The interest credited to the account shall be compounded quarterly at the end of each calendar quarter. For any amount credited to an Executive's deferral account as a result of voluntary deferrals pursuant to Section 2(a) hereof, the rate of interest credited thereon shall be equal to the average ten-year U.S. Treasury note rate for the previous calendar quarter. For any amount credited to an Executive's deferral account as a result of mandatory deferrals pursuant to
Section 2(b) hereof, the rate of interest credited thereon shall be equal to the average ten-year U.S. Treasury note rate for the previous calendar quarter plus 5%.

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Section 4. Normal Distribution of Voluntary Deferrals

        (a) At the time of an Executive's first election to participate in the Plan with respect to voluntary deferrals pursuant to Section 2(a) hereof, an Executive shall also make an election with respect to the manner of distribution (during the Executive's lifetime or in the event of the Executive's death) of amounts credited to the Executive's account as a result of voluntary deferrals, including credited interest. Such an election shall be contained in the document referred to in Section 2(b) hereof, executed by the Executive and filed with the senior officer of the Company responsible for executive compensation. Such an election related to cash compensation otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year (or, with respect to the calendar year in which an Executive first becomes eligible to make voluntary deferrals, on the 30th day after such initial eligibility), unless the existing election is replaced by another election prior to the date on which the existing election would otherwise become irrevocable as to the particular calendar year (in which event the replacement election shall so become irrevocable on such date.

        (b) An Executive may elect to receive amounts credited to his or her deferral account in a single payment or in some other number of equal annual installments (not exceeding ten). With respect to the voluntary deferrals covered by a particular election, the election shall direct that the first installment (or the single payment if the Executive has so elected) be distributed on the tenth day of the calendar year immediately following either
(i) the year in which the Executive ceases to be employed by the Company, or
(ii) the earlier of the year in which the Executive ceases to be employed by the Company or a date designated by the Executive.


        (c) Installments subsequent to the first installment payment to an Executive shall be paid on the tenth day of each succeeding calendar year until the entire amount credited to the Executive's deferral account, including credited interest, shall have been distributed. The deferred amount held pending distribution shall continue to be credited with interest, determined in accordance with Section 3 hereof.



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        (d) In the event that an Executive should die before full distribution of the entire amount credited to the Executive's deferral account has been made, the balance of the deferred amount, including credited interest, shall be distributed in a single payment to the beneficiary or beneficiaries designated in writing by the Executive, or if no designation has been made, to the estate of the Executive.

Section 5. Restrictions on Distribution of Mandatory Deferrals

        Notwithstanding any other provision of this Section or Section 4 hereof, any amount credited to an Executive's deferral account as the result of mandatory deferrals pursuant to Section 2(b) hereof, including credited interest, shall not be distributed to the Executive until after the earlier to occur of (i) the 30th day following the termination of the Executive's employment with the Company, or (ii) the earliest date on which such amount can be received by the Executive without subjecting the Company to a loss of deductibility with respect to any part of such amount pursuant to Section 162(m) of the Code. Subject to the immediately preceding sentence, if such Executive has made any distribution election as to the Executive's voluntary deferrals under the Plan prior to the imposition of a particular mandatory deferral pursuant to Section 2(b) hereof, the entire amount credited to the Executive's deferral account with respect to such mandatory deferral, including credited interest, shall be distributed as directed by the Executive's distribution election filed most immediately prior to such mandatory deferral (except that the distribution or the first installment thereof, as applicable, shall not in any event be made until such distribution is permissible pursuant to the first sentence of this Section 5). If such Executive has not filed such a distribution election, any amount distributable in accordance with the first sentence of this Section 5 shall be distributed in a single payment as soon as such distribution becomes permissible.

Section 6. Other Distributions of Deferrals in Certain Circumstances

        Notwithstanding Sections 4 and 5 hereof: (i) if, as determined by the Board in its sole discretion, the




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Executive (during or following his or her employment by the Company) engages in any activity or association in competition with or adverse or detrimental to the interest of the Company, the entire balance of such Executive's deferral account, including credited interest, shall be distributed in a single payment on a date chosen by the Board in its sole discretion which falls between the date of the Board's determination as to such activity or association and the date on which final distribution of the Executive's deferred amount would otherwise be made pursuant to Section 4 or 5 hereof; and (ii) upon the occurrence of a Change in Control (as defined below), the entire balance of each Executive's deferral account, including credited interest, shall be distributed immediately in a single payment.

    A Change in Control shall have occurred if (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 as amended (the "Exchange Act")) of securities representing more than 33% of the combined voting power of the Company is acquired by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), or (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

Section 7.  Miscellaneous

     (a) The right of an Executive to any deferred compensation and/or interest thereon shall be non-assignable and shall not be subject in any manner to the debts

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or other obligations of the Executive or any other person.

        (b) The Company shall not be required to reserve or otherwise set aside funds for the satisfaction of any obligations under the Plan.

        (c) The Plan shall remain in effect until the earlier to occur of a Change in Control or the termination of the Plan by the Board; provided, however, that, except as provided in Section 6 hereof, funds may be distributed after such date pursuant to Section 4 or 5 hereof.

        (d) The Plan may be amended or discontinued by the Board at any time in its sole discretion. In the event the Plan is terminated, amounts credited to Executives' deferral accounts, including credited interest, shall be distributed at such time and in such manner as the Board shall determine, but no later than such amounts would have been distributed in accordance with
Section 4 or 5 hereof.






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